UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2017 (May 2, 2017)

ARCONIC INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Park Avenue, New York, New York		10022-4608
(Address of Principal Executive Offices)		(Zip Code)

Office of Investor Relations 212-836-2758

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 2, 2017, Ratan N. Tata notified the Board of Directors (the “Board”) of Arconic Inc. (“Arconic” or the “Company”) that he had decided to resign from the Board, effective immediately, in order to devote additional time to his business interests. As a result of his resignation, Mr. Tata’s nomination for election at the Company’s 2017 Annual Meeting of Shareholders has been withdrawn.

Item 8.01.	Other Events.

On May 5, 2017, the Company announced the completion of the exchange of its remaining 12,958,767 shares of common stock of Alcoa Corporation for $428,635,000 aggregate principal amount of Arconic debt held by Citigroup Global Markets Inc. (“Citigroup”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”). The Company also purchased with cash the remainder of its debt held by Citigroup and Credit Suisse. Taken together, Arconic actions in 2017 have resulted in the Company reducing its total debt by approximately $800 million.

A copy of the Company’s press release regarding the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

The following is filed as an exhibit to this report:

99.1	Arconic Inc. press release issued May 5, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCONIC INC.

Dated: May 8, 2017	By:	/s/ Katherine H. Ramundo
Name: Katherine H. Ramundo
Title: Executive Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Arconic Inc. press release issued May 5, 2017